Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

$[●]

[●]% SENIOR UNSECURED NOTES DUE 2026

dated

SEPTEMBER [●], 2021

by

SOTHERLY HOTELS LP

Issuer

and

SOTHERLY HOTELS INC.

Guarantor

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

Trustee

Table of Contents

Article 1 RELATION TO BASE INDENTURE		1

1.1	Relation to Base Indenture	1

Article 2 DEFINITIONS		2

2.1	Definitions	2

Article 3 THE SERIES OF NOTES		5

3.1	Title of the Securities	5
3.2	Price	5
3.3	Issuance	6
3.4	Limitation on Aggregate Principal Amount	6
3.5	Interest and Interest Rates; Maturity Date of Notes	6
3.6	Method of Payment	6
3.7	Currency	7
3.8	No Sinking Fund	7
3.9	No Conversion or Exchange Rights	7
3.10	No Personal Liability of Directors, Officers, Employers and Equityholders	7
3.11	Registered Securities; Global Form	8
3.12	Transfer and Exchange	8
3.13	General Provisions Relating to Transfers and Exchanges	10
3.14	Interest Reserve Account	11

Article 4 REDEMPTION		12

4.1	Optional Redemption	12
4.2	Notice of Optional Redemption	12
4.3	Payment of Notes Called for Redemption by the Partnership	13

Article 5 GUARANTEE		13

5.1	Guarantee	14
5.2	Execution and Delivery of Guarantee	15
5.3	Limitation of Guarantor’s Liability; Certain Bankruptcy Events	15
5.4	Application of Certain Terms and Provisions to the Guarantor	15

Article 6 ADDITIONAL COVENANTS		15

6.1	Maintenance of Office or Agency	15
6.2	Change of Control Repurchase Event	16
6.3	Limitations on Incurrence of Debt	17
6.4	Maintenance of Properties	17
6.5	Insurance	18
6.6	Payment of Taxes and Other Claims	18

Article 7 DEFAULTS AND REMEDIES		18

7.1	Events of Default	18
7.2	Acceleration of Maturity; Rescission and Annulment	19
7.3	Limitation on Suits	20

Article 8 [RESERVED]		20

Article 9 MISCELLANEOUS PROVISIONS		20

9.1	Ratification of Indenture	20
9.2	Governing Law	20

9.3	Counterparts	20
9.4	Calculations in Respect of the Notes	21
9.5	Successors and Assigns	21
9.6	Rights of Holders Limited	21
9.7	Rights and Duties of Trustee	21
9.8	Consequential Damages	21
9.9	Notices	21
9.10	Headings, etc.	22
9.11	Conflicts	22
9.12	Severability	22
9.13	Entire Agreement	22
9.14	Trust Indenture Act Controls	22
9.15	Force Majeure	22
9.16	U.S.A. Patriot Act	22

EXHIBIT A: Form of Note
EXHIBIT B: Form of Notation of Guarantee
EXHIBIT C: Form of Release Request

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of September [●], 2021 (this “Supplemental Indenture”), by and among SOTHERLY HOTELS LP, a Delaware limited partnership (the “Partnership”), SOTHERLY HOTELS INC., a Maryland corporation (the “Guarantor” or the “REIT”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America (the “Trustee”).

RECITALS

A. The Partnership, the Guarantor and the Trustee have heretofore entered into an Indenture dated as of February 12, 2018 (the “Base Indenture”), providing for the issuance from time to time of debt securities of the Partnership in one or more Series.

B. Section 2.2 of the Base Indenture permits the Partnership, the Guarantor and the Trustee to enter into a supplemental indenture to the Base Indenture to establish the form, terms and conditions of Securities of any Series as permitted by the Base Indenture.

C. Each of the Partnership and the Guarantor desires to execute this Supplemental Indenture to establish the form and to provide for the issuance of a Series of the Partnership’s senior unsecured notes designated as its [●]% Senior Unsecured Notes due 2026 (the “Notes”) in an initial aggregate principal amount of $[●].

D. The Guarantor will guarantee the due and punctual payment of the principal and interest on the Notes pursuant to Article 5 of this Supplemental Indenture.

E. The Board of Directors of the Guarantor, as the sole general partner of the Partnership, has duly adopted resolutions authorizing the Partnership to execute and deliver this Supplemental Indenture and the Board of Directors of the Guarantor has duly adopted resolutions authorizing such Guarantor to execute and deliver this Supplemental Indenture.

F. All other conditions and requirements necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Partnership and the Guarantor agrees as follows:

ARTICLE 1

RELATION TO BASE INDENTURE

1.1 Relation to Base Indenture

This Supplemental Indenture constitutes an integral part of the Base Indenture. Notwithstanding any other provision of this Supplemental Indenture, all provisions of this Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes.

ARTICLE 2

DEFINITIONS

2.1 Definitions

For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a)	capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture;

(b)	all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and

(c)	as used herein the following terms have the following meanings:

“Additional Notes” means additional Notes (other than the Initial Notes) issued under the Indenture in accordance with Section 3.4 hereof, as part of the same series as the Initial Notes.

“Adjusted Total Asset Value” as of any date means the sum of (i) Stabilized Asset Value, (ii) Non-Stabilized Asset Value and (iii) total cash and cash equivalents of the Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Applicable Procedures” means, with respect to any transfer, exchange, payment, redemption, offer, or communications delivered of or for beneficial interests in any Global Note, the rules and procedures of the Depository that apply to such transfer, exchange, payment, redemption, offer, or communications delivered.

“Asset Under Renovation” means as of any date any hotel asset directly or indirectly owned by the Partnership, any Subsidiary or any Unconsolidated Entity, that is designated by the Partnership in its discretion as the recipient or beneficiary of capital expenditures in an amount greater than 15% of such hotel asset’s total revenues for the preceding 12 months.

“Authentication Order” means a Partnership Order to the Trustee to authenticate and deliver the Notes.

“Bankruptcy Law” means title 11, U.S. Code or any similar Federal or State law for the relief of debtors.

“Benefited Party” has the meaning set forth in Section 5.1 hereof.

“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York City or the location of the corporate trust office of the Trustee are authorized or required by law, regulation or executive order to close.

“Capital Stock” means, with respect to any entity, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such entity (including without limitation all warrants, options, derivative instruments, or rights of subscription or conversion relating to or affecting Capital Stock), whether outstanding on the issue date of the notes or issued thereafter, including without limitation, in the case of the REIT, all common stock and preferred stock of REIT outstanding from time to time.

“Capitalization Rate” means 7.0%.

“Change of Control Offer” has the meaning set forth in Section 6.2 hereof.

“Change of Control Payment” has the meaning set forth in Section 6.2 hereof.

“Change of Control Payment Date” has the meaning set forth in Section 6.2 hereof.

“Change of Control Repurchase Event” means (A) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the Capital Stock entitling that person to exercise more than 50% of the total voting power of all the Capital Stock entitled to vote generally in the election of the REIT’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (B) following the closing of any transaction referred to in subsection (A), neither the Partnership, the REIT nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (“NYSE”), the NYSE Amex Equities (“NYSE Amex”), or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or the Nasdaq Stock Market.

“Consolidated Income Available for Debt Service” means, for the four complete calendar quarters preceding the date of determination, Consolidated Net Income of the Partnership and its Subsidiaries plus amounts that have been deducted for but minus amounts that have been added for (a) Consolidated Interest Expense plus dividends on mandatorily redeemable or mandatorily convertible preferred stock and prepayment penalties included in GAAP interest expense, (b) provision for taxes of the Partnership and its Subsidiaries based on income, (c) depreciation and amortization and all other non-cash items deducted for purposes of calculating Consolidated Net Income, (d) provision for gains and losses on sales or other dispositions of properties and other investments, (e) extraordinary items, (f) non-recurring or other unusual items, as determined by the Partnership in good faith and (g) corporate, general and administrative expenses.

“Consolidated Interest Expense” means, for the four complete calendar quarters preceding the date of determination, the aggregate amount of interest expense for the Partnership and its Subsidiaries for such period determined in accordance with GAAP, excluding any interest that is (i) payable in respect of Capital Stock, (ii) capitalized, or (iii) payable in a form other than cash.

“Consolidated Net Income” means, for the four complete calendar quarters preceding the date of determination, the amount of net income (or loss) of the Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Debt” means, as of any date, without duplication, any indebtedness of the Partnership or any Subsidiary, whether or not contingent, solely in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by a mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Partnership or any Subsidiary (including indebtedness the payment of which has been deferred as of such date solely as a result of a forbearance agreement providing for a deferral of principal and/or reserves, but excluding interest deferred pursuant to any such forbearance agreement), or (iii) reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable, but in the case of items of indebtedness incurred under (i) through (iii) above only to the extent that any such items (other than letters of credit) would appear as a liability on the Partnership’s consolidated balance sheet in accordance with GAAP. The term “Debt” also includes, to the extent not otherwise included, any obligation of the Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Partnership or any Subsidiary), but excludes Capital Stock of the Guarantor, the Partnership or any Subsidiary.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Defaulted Interest” has the meaning set forth in Section 3.6 hereof.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 3.12 hereof, substantially in the form of Exhibit A hereof except that such Note shall not bear the Global Note legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depository” means, with respect to the Global Notes, the Depository Trust Company and any successor thereto.

“Event of Default” has the meaning set forth in Section 7.1 hereof.

“GAAP” means generally accepted accounting principles, as in effect from time to time, as used in the United States of America, applied on a consistent basis; provided, that solely for purposes of any calculation required by the financial covenants contained herein, “GAAP” shall mean generally accepted accounting principles as used in the United States of America, on the date hereof, applied on a consistent basis.

“Global Note” means, individually and collectively, each of the Notes in the form of a Global Security issued to the Depository or its nominee, substantially in the form of Exhibit A.

“Guarantee” and “Guarantees” mean, with respect to any Notes that are guaranteed by the Guarantor pursuant to Section 5.1 hereof, the full and unconditional guarantee provided by the Guarantor in respect of such Notes as set forth in Article 5 hereof and the guarantees endorsed on the certificates evidencing such Notes, or both, as the context shall require.

“Guarantee Obligations” has the meaning set forth in Section 5.1 hereof.

“Indenture” means the Base Indenture, as supplemented by this Supplemental Indenture, as further supplemented, amended or restated.

“Indirect Participant” means a person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $[●] aggregate principal amount of Notes issued under this Supplemental Indenture on the date hereof.

“Initial Original Principal Amount” has the meaning set forth in Section 3.4 hereof.

“Intercompany Debt” means Debt to which the only parties are the REIT, any of its subsidiaries, the Partnership and any Subsidiary, or Debt owed to the REIT arising from routine cash management practices, but only so long as such Debt is held solely by any of the REIT, any of its subsidiaries, the Partnership and any Subsidiary.

“Interest Payment Date” has the meaning set forth in Section 3.5 hereof.

“Maturity Date” has the meaning set forth in Section 3.5 hereof.

“Non-Stabilized Asset” means, as of any date, any hotel asset owned by the Partnership, any Subsidiary or any Unconsolidated Entity that (i) is, or within the preceding 24 months has been, an Asset Under Renovation, or (ii) has, within the preceding 24 months, (A) completed a brand change, (B) been subject to an event, or a series of events, giving rise to a material casualty or (C) is in, or has completed, condemnation proceedings in respect of all or any part of such hotel asset.

“Non-Stabilized Asset Value” as of any date means the total “as-stabilized” value of all Non-Stabilized Assets as determined by an appraisal of each such Non-Stabilized Asset commissioned by the Partnership from a certified MAI appraiser dated within six (6) months prior to the date on which any new Debt is incurred as described in Section 6.3(a).

“Notes” has the meaning specified in Recital C hereof. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Participant” means a person who has an account with the Depository.

“Record Date” has the meaning set forth in Section 3.5 hereof.

“Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Section 4.1 hereof, the date fixed for such redemption in accordance with the provisions of Section 4.1 hereof.

“Redemption Price” has the meaning specified in Section 4.1 hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Significant Subsidiary” with respect to any person, means any Subsidiary of such person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Stabilized Asset” means, as of any date, any hotel asset owned by the Partnership, any Subsidiary or any Unconsolidated Entity that does not constitute a Non-Stabilized Asset.

“Stabilized Asset Value” as of any date means the total value of all Stabilized Assets determined by dividing (i) Stabilized Consolidated Income Available for Debt Service by (ii) the Capitalization Rate.

“Stabilized Consolidated Income Available for Debt Service” as of any date means Consolidated Income Available for Debt Service of the Partnership and its Subsidiaries, excluding any portion of Consolidated Income Available for Debt Service attributable to a Non-Stabilized Asset.

“Stabilized Consolidated Interest Expense” means, for the four complete calendar quarters preceding the date of determination, the Consolidated Interest Expense of the Partnership and its Subsidiaries, excluding any portion of Consolidated Interest Expense relating to (i) Debt that is secured by a Non-Stabilized Asset or (ii) Debt incurred by joint ventures of which the Partnership owns less than 50% of the ownership interest and/or voting power as of the date of determination.

“Subsidiary” means a corporation, partnership or limited liability company, a majority of the outstanding Voting Stock of which is owned or controlled, directly or indirectly, by the Partnership or by one or more Subsidiaries of the Partnership.

“Unconsolidated Entity” means a person, other than a Subsidiary, in which the Partnership holds a direct or indirect ownership interest that is accounted for under the equity method of accounting or the cost method of accounting.

“Voting Stock” means with respect to any person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such person.

“Weighted Average Life to Maturity” means, when applied to any Debt, at any date, the number of years obtained by dividing: (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Debt multiplied by the amount of such payment; by (2) the sum of all such payments.

ARTICLE 3

THE SERIES OF NOTES

3.1 Title of the Securities

There shall be a Series of Securities designated the [●]% Senior Unsecured Notes due 2026.

3.2 Price

The Initial Notes shall be issued at a public offering price of $25.00 per note, other than any offering discounts pursuant to the initial offering and resale of the Notes.

3.3 Issuance

The Notes will be issued only in fully registered, book-entry form, in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. The principal amount of the Notes will be reflected in units with each unit being worth $25.00. The registered Holder of a Note will be treated as its owner for all purposes.

3.4 Limitation on Aggregate Principal Amount

The aggregate principal amount of the Notes shall initially be limited to $[●] (the “Initial Original Principal Amount”). Notwithstanding the foregoing, the Partnership, without notice to or the consent of the Holders of the Notes, by resolutions of the Board of Directors of the Guarantor or indentures supplemental to the Base Indenture from time to time may increase the principal amount of the Notes by issuing Additional Notes in the future on the same terms and conditions as the Initial Notes except for any difference in the issue date, issue price, interest accrued prior to the issue date and, if applicable, the first interest payment date of the Additional Notes, and with the same CUSIP number as the Initial Notes so long as such Additional Notes are fungible for U.S. income tax purposes with the Initial Notes.

Except as provided in this Section 3.4, any such resolutions of the Board of Directors of the Guarantor or indentures supplemental to the Base Indenture and in Section 2.8 of the Base Indenture, the Partnership shall not execute and the Trustee shall not authenticate or deliver Notes in excess of the Initial Original Principal Amount.

Nothing contained in this Section 3.4 or elsewhere in this Supplemental Indenture, or in the Notes, is intended to or shall limit execution by the Partnership or authentication or delivery by the Trustee of the Notes under the circumstances contemplated in Sections 2.3, 2.8, 2.11 and 3.6 of the Base Indenture.

3.5 Interest and Interest Rates; Maturity Date of Notes

The Notes will bear interest at a rate of [●]% per annum from September [●], 2021 or from the immediately preceding Interest Payment Date to which interest has been paid or duly provided for, payable quarterly in arrears on [●], [●], [●] and [●] of each year, commencing [●], 2021 (each, an “Interest Payment Date”), to the person in whose name such Note is registered at the close of business on [●], [●], [●]or [●] (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date (each, a “Record Date”). Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any Interest Payment Date, Maturity Date or Redemption Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Maturity Date or Redemption Date, as the case may be.

The Notes will mature on [●], 20[●] (the “Maturity Date”).

3.6 Method of Payment

The Partnership covenants and agrees that it will duly and punctually pay or cause to be paid when due the principal of (including the Redemption Price upon redemption pursuant to Article 4 hereof, if applicable), and interest on each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes; provided that the Partnership may withhold from payments of interest and upon redemption pursuant to Article 4 hereof, if applicable, maturity or otherwise, any amounts the Partnership is required to withhold by law. Interest shall be payable at the office of the Partnership maintained by the Partnership for such purposes, which shall initially be an office or agency of the Trustee. The Partnership shall pay or cause the Paying Agent to pay interest (i) on any Notes in certificated form by wire transfer of immediately available funds to the account specified by the Holder thereof in writing, or if no such account is specified, by mailing a check to each such Holder’s registered address, or (ii) on any

Global Note by wire transfer of immediately available funds to the account of the Depository or its nominee. Any interest on any Note which is payable, but is not punctually paid or duly provided for, on the date such interest is due (subject to any applicable grace periods) (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder registered as such on the relevant Record Date, and such Defaulted Interest shall be paid by the Partnership, at its election in each case, as provided in clause (1) or (2) below:

(1) The Partnership may elect to make payment of any Defaulted Interest to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Partnership shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment (which shall be not less than twenty-five (25) calendar days after the receipt by the Trustee of such notice, unless the Trustee shall consent to an earlier date), and at the same time the Partnership shall deposit with the Trustee an amount of monies equal to the aggregate amount to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such monies when deposited to be held in trust for the benefit of the persons entitled to such Defaulted Interest as in this clause provided. The Partnership shall also fix a special record date for the payment of such Defaulted Interest which shall be not more than fifteen (15) calendar days and not less than ten (10) calendar days prior to the date of the proposed payment, and not less than ten (10) calendar days after the receipt by the Trustee of the notice of the proposed payment (unless, the Trustee shall consent to an earlier date). The Partnership shall promptly notify the Trustee in writing of such special record date and, in the name and at the expense of the Partnership, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the special record date therefor to be mailed (or sent by electronic transmission), first-class postage prepaid, to each Holder at its address as it appears in the register, not less than ten (10) calendar days prior to such special record date. Notice of the proposed payment of such Defaulted Interest and the special record date therefor having been so sent, such Defaulted Interest shall be paid to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on such special record date and shall no longer be payable pursuant to the following clause (2) of this Section 3.6.

(2) The Partnership may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after written notice given by the Partnership to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

3.7 Currency

Principal and interest on the Notes shall be payable in Dollars.

3.8 No Sinking Fund

The provisions of Article XI of the Base Indenture shall not be applicable to the Notes.

3.9 No Conversion or Exchange Rights

The Notes will not be convertible into or exchangeable for any capital stock or other equity securities of the Partnership or the Guarantor.

3.10 No Personal Liability of Directors, Officers, Employers and Equityholders

No director, officer, employee, or equityholder (past or present) of the Partnership or the Guarantor, as such, will have any liability for any of the Partnership’s or the Guarantor’s obligations under the Notes, the Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantee.

3.11 Registered Securities; Global Form

The Notes will be issued in the form of one or more fully-registered Global Notes in book-entry form, which will be deposited with, or on behalf of, the Depository. The Notes shall not be issuable in Definitive Notes except as provided in Section 3.12 of this Supplemental Indenture. The Notes and the Trustee’s certificate of authentication shall be substantially in the form attached as Exhibit A hereto. The Partnership shall execute each Global Note and each Definitive Note, if any. The Trustee shall, in accordance with Section 2.3 of the Base Indenture, authenticate and hold each Global Note as custodian for the Depository, and authenticate each Definitive Note, if any. Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or a custodian at the direction of the Trustee. The terms and provisions contained in the form of Note attached as Exhibit A hereto shall constitute, and are hereby expressly made, a part of the Indenture and, to the extent applicable, the Partnership and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

3.12 Transfer and Exchange

(a)

Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depository to a nominee of the Depository, by a nominee of the Depository to the Depository or to another nominee of the Depository, or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. All Global Notes will be exchanged by the Partnership for Definitive Notes if:

(i)

the Partnership delivers to the Trustee written notice from the Depository that it is unwilling or unable to continue to act as Depository or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depository is not appointed by the Partnership within ninety (90) days after the date of such notice from the Depository;

(ii)

the Partnership in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(iii)	an Event of Default has occurred and is continuing with respect to the Notes and the Depository or the Partnership requests such exchange in writing.

Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depository shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.8 and 2.11 of the Base Indenture.

A Global Note may not be exchanged for another Note other than as provided in this Section 3.12(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 3.12(c) or (d) hereof.

(b)	Legend. Any Global Note issued under this Supplemental Indenture shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.12 OF THE SECOND SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.12 OF THE SECOND SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE PARTNERSHIP.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR

ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK 10041) (“DTC”) TO THE PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(c)

Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depository, in accordance with the provisions of the Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes will require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)

Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 3.12(c)(i).

(ii)

All Other Transfers of Beneficial Interests in Global Notes. In connection with all transfers of beneficial interests that are not subject to Section 3.12(c)(i) above, the transferor of such beneficial interest must deliver to the Registrar both:

(A)

a written order from a Participant or an Indirect Participant given to the Depository in accordance with the Applicable Procedures directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(B)	instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in the Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 3.12(g) hereof.

(d)

Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 3.12(c)(ii) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 3.12(g) hereof, and the Partnership will execute and the Trustee will authenticate and deliver to the person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 3.12(d) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depository and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the persons in whose names such Notes are so registered.

(e)

Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a written request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to the previous paragraph at a time when a Global Note has not yet been issued, the Partnership will issue and, upon receipt of an

Authentication Order in accordance with Section 3.12 hereof, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(f)

Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 3.12(f), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder will present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing. A Holder of Definitive Notes may transfer such Notes to a person who takes delivery thereof in the form of a Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof.

(g)

Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

3.13 General Provisions Relating to Transfers and Exchanges

(a)

To permit registrations of transfers and exchanges, the Partnership will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 3.12 hereof or at the Registrar’s request.

(b)

No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Partnership may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11 and 9.6 of the Base Indenture).

(c)	The Registrar will not be required to register the transfer or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(d)

All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Partnership, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e)	Neither the Registrar nor the Partnership will be required:

(i)

to issue, register the transfer of or to exchange any Note during a period beginning at the opening of business fifteen (15) days before any selection of Notes for redemption under Article 4 hereof and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all Holders of Notes to be so redeemed;

(ii)	to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(iii)	to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(f)

Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Partnership may deem and treat the person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Partnership shall be affected by notice to the contrary.

(g)	The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.3 of the Base Indenture.

(h)

All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 3.13 to effect a registration of transfer or exchange may be submitted by facsimile.

(i)

The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to the Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the Applicable Procedures of the Depository. The Trustee may conclusively rely and shall be fully protected in so relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(j)

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

3.14 Interest Reserve Account

(a)

Promptly after the execution and delivery of this Supplemental Indenture, on the date of this Supplemental Indenture, (A) the Trustee shall establish a non-interest bearing segregated escrow account entitled “[●]” Account Number [●] (the “Interest Reserve Account”), and (B) the Partnership shall deposit with the Trustee, for credit to the Interest Reserve Account $[●] (the “Reserve Funds”), which amount is equal to four quarterly interest payments due on the Initial Original Principal Amount of the Notes, assuming an interest rate of [●]% per annum, in the form of immediately available funds in U.S. dollars, to be held pursuant to the terms hereof.

(b)

On or prior to 10:00 a.m. (New York City time) on the Business Day immediately preceding each Interest Payment Date until the Reserve Funds are exhausted, the Partnership shall deliver to the Trustee a written request substantially in the form set forth in Exhibit/Attachment C hereto (a “Release Request”) directing the Trustee to disburse to the Paying Agent, on or prior to the applicable Interest Payment Date, an amount of the Reserve Funds equal to the aggregate quarterly interest payment due in respect of the Initial Original Principal Amount of the Notes in order to enable the Paying Agent to apply such Reserve Funds to the payment of interest on the applicable Interest Payment Date.

(c)

In the event the Maturity Date or any Redemption Date to redeem the Notes in full occurs prior to the date on which the funds in the Interest Reserve Account are exhausted pursuant to Section 3.14 (b) of this Supplemental Indenture, the Partnership shall deliver to the Trustee a Release Request directing the Trustee to disburse to the Paying Agent the Reserve Funds to apply such Reserve Funds to the payment of principal and premium, if any, due on the Notes on such Maturity Date or Redemption Date, as applicable.

(d)

The Trustee shall accept the Reserve Funds and shall hold such funds in the Interest Reserve Account. All amounts so deposited, less any amounts released pursuant to the terms of this Supplemental Indenture, shall be held uninvested in cash.

Notwithstanding anything to the contrary herein, the Trustee shall have no duty to prepare or file any Federal or state tax report or return with respect to any Reserve Funds held pursuant to this Supplemental Indenture or any income earned thereon, if any, except for the delivery and filing of tax information reporting forms required to be delivered and filed with the Internal Revenue Service. Any income, if any, from investment of the Reserve Funds shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by the Issuer, whether or not such income was disbursed during such calendar year. With respect to the preparation, delivery and filing of such required tax information reporting forms and all matters pertaining to the reporting of earnings on the Reserve Funds held under this Supplemental Indenture, the Trustee shall be entitled to request and receive written instructions from the Partnership, and the Trustee shall be entitled to rely conclusively and without further inquiry on such written instructions. With respect to any other payments made under this Supplemental Indenture, the Trustee shall not be deemed the payor and shall have no responsibility for performing tax reporting. The Trustee’s function of making such payments is solely ministerial and upon express direction of the parties as provided for in this Supplemental Indenture. To the extent that the Trustee becomes liable for the payment of any taxes in respect of income derived from the investment of the Reserve Funds, the Trustee shall satisfy such liability to the extent possible from the Interest Reserve Account. The Partnership shall indemnify, defend and hold the Trustee harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Trustee on or with respect to the Reserve Funds and the investment thereof unless such tax, late payment, interest, penalty or other expense was finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Trustee. The indemnification provided by this Section 3.14 is in addition to the indemnification provided in Section 7.3 of the Indenture and shall survive the resignation or removal of the Trustee and the termination of this Supplemental Indenture.

At any time, the Trustee may request an instruction in writing from the Partnership and may, at its own option, include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder. The Trustee shall not be liable to the Partnership for acting without the Partnership’s consent in accordance with such a proposal on or after the date specified therein if (i) the specified date is at least five (5) Business Days after the Partnership receives the Trustee’s request for instructions and its proposed course of action, and (ii) prior to so acting, the Trustee has not received the written instructions requested from the Partnership.

In the event of any ambiguity in the provisions of this Supplemental Indenture with respect to any funds, securities or property deposited hereunder, or instruction, notice or certification delivered hereunder, the Trustee shall be entitled to refrain from complying with any and all claims, demands or instructions with respect to such funds, securities or property, and the Trustee shall not be or become liable for its failure or refusal to comply with conflicting claims, demands or instructions. The Trustee shall be entitled to refuse to act until either any conflicting or adverse claims or demands shall have been finally determined by a court of competent jurisdiction or settled by agreement between the conflicting claimants as evidenced in a writing reasonably satisfactory to the Trustee, or the Trustee shall have received security or an indemnity satisfactory to the Trustee sufficient to save the Trustee harmless from and against any and all loss, liability or expense which the Trustee may incur by reason of its acting. The Trustee may, in addition, elect in its sole option to commence an interpleader action or seek other judicial relief or orders as the Trustee may deem necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceedings shall be paid by, and shall be deemed an obligation of, the Partnership.

Concurrently with the execution of this Supplemental Indenture, the Partnership shall deliver to the Trustee authorized signers’ forms in the form of Schedule 3.14 to this Supplemental Indenture. Once delivered to the Trustee, Schedule 3.14 may be revised, supplemented or rescinded only in writing signed by an authorized representative of the applicable party in the manner set forth therein. Such revisions, supplements or rescissions shall be effective on the next Business Day after delivery thereof (or, if delivered after 2:00 p.m. (New York City time), on the second Business Day after delivery thereof) to the Trustee at its notice address set forth in Section 3.14 (or, if earlier, when countersigned by the Trustee). If a revised Schedule 3.14 or a rescission of, or supplement to, an existing Schedule 3.14 is delivered to the Trustee by an entity that is a successor-in-interest to the Partnership (such as the Guarantor), such document shall be accompanied by additional documentation reasonably requested by the Trustee showing that such entity has succeeded to the rights and responsibilities of the applicable party (which, for the avoidance of doubt, shall be deemed to be satisfactory to the Trustee if in the form of a certificate of merger of the applicable entity). The Partnership agrees that the security procedures set forth in this Section 3.14 are commercially reasonable. The Partnership understands that the Trustee’s inability to receive or confirm funds transfer instructions may result in a delay in accomplishing such funds transfer, and agrees that the Trustee shall not be liable for any loss caused by any such delay, except to the extent that such loss shall have been caused by the gross negligence or willful misconduct of the Trustee as finally determined by a court of competent jurisdiction.

ARTICLE 4

REDEMPTION

4.1 Optional Redemption

(a)

On or after [●], 20[●], the Partnership shall have the right to redeem the Notes at its option at the Redemption Price (as defined below) and in its sole discretion, in whole or from time to time in part. The redemption price (“Redemption Price”) will equal 101% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued thereon to, but excluding, the Redemption Date.

(b)

The Partnership shall not redeem the Notes pursuant to Section 4.1(a) on any date if the principal amount of the Notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date (except in the case of an acceleration resulting from a default by the Partnership in the payment of the Redemption Price with respect to the Notes to be redeemed).

4.2 Notice of Optional Redemption

In case the Partnership shall desire to exercise the right to redeem all or, as the case may be, any part of the Notes pursuant to Section 4.1 hereof, it shall fix a date for redemption and it or, at its written request received by the Trustee in the form of an Officer’s Certificate not fewer than five (5) Business Days prior (or such shorter period of time as may be acceptable to the Trustee) to the date the notice of redemption is to be sent, the Trustee in the name of and at the expense of the Partnership, shall send or cause to be sent a notice of such redemption not fewer than ten (10) calendar days nor more than sixty (60) calendar days prior to the Redemption Date to each Holder of Notes so to be redeemed in whole or in part at its last address as the same appears on the register maintained by the Registrar; provided that if the Partnership makes such request of the Trustee, it shall, together with such request, also give written notice of the Redemption Date to the Trustee; provided further that the text of the notice shall be prepared by the Partnership. Such notice shall be sent by first-class mail or, for Global Notes, through electronic delivery in PDF format. The notice, if sent in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Each such notice of redemption shall specify: (i) the aggregate principal amount of Notes to be redeemed, (ii) the CUSIP number or numbers, if any, of the Notes being redeemed, (iii) the Redemption Date (which shall be a Business Day), (iv) the Redemption Price at which Notes are to be redeemed, (v) the place or places of payment and that payment will be made upon presentation and surrender of such Notes and (vi) that interest accrued and unpaid to, but excluding, the Redemption Date will be paid as specified in said notice, and that on and after said date interest thereon or on the portion thereof to be redeemed will cease to accrue. If fewer than all the Notes are to be redeemed, the notice of redemption shall identify the Notes to be redeemed (including CUSIP numbers, if any). In case any Note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed and shall state that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued.

Whenever any Notes are to be redeemed, the Partnership will give the Trustee written notice of the Redemption Date as to the aggregate principal amount of Notes to be redeemed not fewer than ten (10) calendar days (or such shorter period of time as may be acceptable to the Trustee) prior to the Redemption Date.

On or prior to the Redemption Date specified in the notice of redemption given as provided in this Section 4.2, the Partnership will deposit with the Paying Agent an amount of monies in immediately available funds sufficient to redeem on the Redemption Date all the Notes (or portions thereof) so called for redemption at the appropriate Redemption Price; provided that if such payment is made on the Redemption Date, it must be received by the Paying Agent, by 10:00 a.m., New York City time, on such date.

If less than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes or portions thereof of the Global Note or the Notes in certificated form to be redeemed (in minimum principal amounts of $25.00 and integral multiples of $25.00 in excess thereof), by lot, or on a pro rata basis, or by such other method as the Trustee, in its sole discretion, shall deem fair and appropriate and as is required by the Depository pursuant to the Applicable Procedures. The Notes (or portions thereof) so selected for redemption shall be deemed duly selected for redemption for all purposes hereof.

4.3 Payment of Notes Called for Redemption by the Partnership

If notice of redemption has been given as provided in Section 4.2, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Partnership shall default in the payment of such Notes at the Redemption Price, so long as the Paying Agent holds funds sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, then (a) such Notes will cease to be outstanding on and after the Redemption Date, (b) interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after the Redemption Date, (c) on and after the Redemption Date (unless the Partnership shall default in the payment of the Redemption Price), such Notes will cease to be entitled to any benefit or security under the Indenture, and (d) the Holders of the Notes shall have no right in respect of such Notes except the right to receive the Redemption Price thereof. On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Partnership at the Redemption Price.

Upon presentation of any Note redeemed in part only, the Partnership shall execute and the Trustee shall upon receipt of an Authentication Order, authenticate and make available for delivery to the Holder thereof, at the expense of the Partnership, a new Note or Notes, of authorized denominations, in principal amount equal to the unredeemed portion of the Notes so presented.

ARTICLE 5

GUARANTEE

This Article 5 shall replace Article XII of the Base Indenture in its entirety with respect to the Notes only.

5.1 Guarantee

By its execution hereof, the Guarantor acknowledges and agrees that the Notes shall be entitled to the benefits of a Guarantee. Accordingly, subject to the provisions of this Article, the Guarantor hereby unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and its successors and assigns that: (i) the principal of (including the Redemption Price upon redemption pursuant to Article 4 hereof), and any premium and interest on, the Notes shall be duly and punctually paid in full when due, whether at the Maturity, upon acceleration, upon redemption or otherwise, and interest on overdue principal of, and any premium and (to the extent permitted by law) interest on, the Notes and all other obligations of the Partnership to the Holders or the Trustee hereunder or under the Notes (including fees, expenses or other) shall be promptly paid in full or performed, all in accordance with the terms hereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether on the Maturity Date, by acceleration, call for redemption or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in this Article (collectively, the “Guarantee Obligations”).

Subject to the provisions of this Article, the Guarantor hereby agrees that its Guarantee hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any term thereof, the entry of any judgment against the Partnership, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor. The Guarantor hereby waives and relinquishes: (a) any right to require the Trustee, the Holders or the Partnership (each, a “Benefited Party”) to proceed against the Partnership or any other person or to proceed against or exhaust any security held by a Benefited Party at any time or to pursue any other remedy in any secured party’s power before proceeding against the Guarantor; (b) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of a Benefited Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons; (c) demand, protest and notice of any kind (except as expressly required by the Indenture), including but not limited to notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of the Guarantor, the Partnership, any other Benefited Party, any creditor of the Guarantor or the Partnership or on the part of any other person whomsoever in connection with any obligations the performance of which are hereby guaranteed; (d) any defense based upon an election of remedies by a Benefited Party, including but not limited to an election to proceed against the Guarantor for reimbursement; (e) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (f) any defense arising because of a Benefited Party’s election, in any proceeding instituted under the Bankruptcy Law, of the application of Section 1111(b)(2) of the Bankruptcy Law; and (g) any defense based on any borrowing or grant of a security interest under Section 364 of the Bankruptcy Law.

The Guarantor hereby covenants that, except as otherwise provided therein, the Guarantee shall not be discharged except by payment in full of all Guarantee Obligations, including the principal of, and any premium and interest on, the Notes and all other costs provided for under the Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to either the Partnership or the Guarantor, or any trustee or similar official acting in relation to either the Partnership or the Guarantor, any amount paid by the Partnership or the Guarantor to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. The Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guarantee Obligations hereby until payment in full of all such obligations guaranteed hereby. The Guarantor agrees that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI of the Base Indenture for the purposes hereof, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantee Obligations, and (y) in the event of any acceleration of such obligations as provided in Article VI of the Base Indenture, such Guarantee Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of the Guarantee.

5.2 Execution and Delivery of Guarantee

(a)

To evidence the Guarantee set forth in Section 5.1 hereof, the Guarantor agrees that a Notation of Guarantee substantially in the form included in Exhibit B hereto shall be endorsed on each Note authenticated and delivered by the Trustee and that this Second Supplemental Indenture shall be executed on behalf of the Guarantor by an Officer of the Guarantor.

(b)

The Guarantor agrees that the Guarantee set forth in this Article 5 shall remain in full force and effect and apply to all the Notes notwithstanding any failure to endorse on each Note a Notation of the Guarantee.

(c)

If an Officer whose facsimile signature is on a Note or a Notation of Guarantee no longer holds that office at the time the Trustee authenticates the Note on which the Guarantee is endorsed, the Guarantee shall be valid nevertheless.

(d)

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Second Supplemental Indenture on behalf of the Guarantor.

5.3 Limitation of Guarantor’s Liability; Certain Bankruptcy Events

(a)

The Guarantor, and by its acceptance hereof each Holder, hereby confirms that it is the intention of all such parties that the Guarantee Obligations of the Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law. To effectuate the foregoing intention, the Holders and the Guarantor hereby irrevocably agree that the Guarantee Obligations of the Guarantor under this Article 5 shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of the Guarantor, result in the Guarantee Obligations of the Guarantor under the Guarantee not constituting a fraudulent transfer or conveyance.

(b)

The Guarantor hereby covenants and agrees, to the fullest extent that it may do so under applicable law, that in the event of the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Partnership, the Guarantor shall not file (or join in any filing of), or otherwise seek to participate in the filing of, any motion or request seeking to stay or to prohibit (even temporarily) execution on the Guarantee and hereby waives and agrees not to take the benefit of any such stay of execution, whether under Section 362 or 105 of the Bankruptcy Law or otherwise.

5.4 Application of Certain Terms and Provisions to the Guarantor

(a)

For purposes of any provision of the Indenture which provides for the delivery by the Guarantor of an Officer’s Certificate and/or an Opinion of Counsel, the definitions of such terms in Section 2.1 hereof shall apply to the Guarantor as if references therein to the Partnership or the Guarantor, as applicable, were references to the Guarantor.

(b)

Upon any demand, request or application by the Guarantor to the Trustee to take any action under the Indenture, the Guarantor shall furnish to the Trustee such certificates and opinions as are required in Sections 10.4 and 10.5 of the Base Indenture, as if all references therein to the Partnership were references to the Guarantor.

ARTICLE 6

ADDITIONAL COVENANTS

The following additional covenants shall apply with respect to the Notes so long as any of the Notes remain outstanding.

6.1 Maintenance of Office or Agency

The Partnership will maintain an office or agency in the United States where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or redemption and where notices and demands in respect of the Notes and the Indenture may be served. As of the date of the Indenture, such office shall be the Corporate Trust Office and, at any other time, at such other address as the Trustee may designate from time to time by notice to the Partnership. The Partnership will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency not designated or appointed by the Trustee. If at any time the Partnership shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office; provided, however, no service of legal process on the Partnership may be made at any office of the Trustee.

The Partnership may also from time to time designate co-registrars and one or more offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Partnership will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Partnership hereby initially designates the Trustee as Paying Agent, Registrar and Custodian and the Corporate Trust Office shall be considered as one such office or agency of the Partnership for each of the aforesaid purposes.

6.2 Change of Control Repurchase Event

(a)

If a Change of Control Repurchase Event occurs, unless the Partnership has provided notice of the redemption of the Notes pursuant to Section 4.2 hereof, each holder of Notes will have the right to require the Partnership to purchase some or all (in minimum principal amounts of $25.00 or an integral multiple of $25.00 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”).

(b)

Any Change of Control Offer will include a cash offer price of 102% of the principal amount of any Notes purchased plus accrued and unpaid interest to the date of purchase (the “Change of Control Payment”). If a Change of Control Offer is required, within 30 days following a Change of Control Repurchase Event or at the Partnership’s option, prior to any Change of Control Repurchase Event, but after the public announcement of a Change of Control Repurchase Event, the Partnership will deliver a notice in a manner provided in Section 4.2 herein to each Holder (with a copy to the Trustee and the Paying Agent, if other than the Trustee) describing the Change of Control Repurchase Event and offering to repurchase Notes on a specified date (the “Change of Control Payment Date”). The Change of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the notice is sent. The Change of Control Offer shall, if given prior to the date of consummation of the Change of Control Repurchase Event, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date specified in the Change of Control Offer.

(c)	On the Change of Control Payment Date, the Partnership will, to the extent lawful:

(i)	accept for payment all Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii)	deposit the Change of Control Payment with the Paying Agent in respect of all Notes so accepted; and

(iii)	deliver to the Trustee the Notes accepted and an Officer’s Certificate stating the aggregate principal amount of all Notes purchased by the Partnership and requesting that such Notes be cancelled.

(d)

The Paying Agent will promptly send to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee upon receipt of an Authentication Order will promptly authenticate and send, or cause to be transferred by book entry, to each Holder a new Note in principal amount equal to any unpurchased portion of the Notes surrendered; provided that each new Note will be in a minimum principal amount of $25.00 and integral multiples of $25.00 in excess thereof.

(e)

The Partnership will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Change of Control Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of this Section 6.2, the Partnership will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of that compliance.

(f)

The Partnership shall not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Partnership and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if notice of redemption has been given pursuant to Section 4.2 hereof (and all of the Notes are redeemed on or prior to the Redemption Date specified in such notice). Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Repurchase Event, subject to one or more conditions precedent, including, but not limited to, the consummation of such Change of Control, if a definitive agreement is in place for the transaction that will give rise to a Change of Control Repurchase Event at the time the Change of Control Offer is made.

6.3 Limitations on Incurrence of Debt

(a)

The Partnership will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, including that which is subordinate in right of payment to the Notes, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the ratio of the aggregate principal amount of all outstanding Debt to Adjusted Total Asset Value would be greater than (x) prior to October 1, 2022, 0.75 to 1.0 and (y) on or after October 1, 2022, 0.65 to 1.0. For purposes of this Section 6.3, the term “Subsidiary” does not include any entity that is not consolidated in the Partnership’s financial statements as of the date of determination; provided, however, that any such Debt is not excluded to the extent it is recourse to the Guarantor or any of its consolidated subsidiaries.

(b)

The Partnership will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Stabilized Consolidated Income Available for Debt Service to Stabilized Consolidated Interest Expense on the date on which such Debt is to be incurred, on a pro forma basis, after giving effect to the incurrence of such Debt and to the application of the proceeds thereof, would be less than (x) prior to October 1, 2022, 1.25 to 1.0 and (y) on or after October 1, 2022, 1.5 to 1.0.

(c)

Notwithstanding the limitations described in Section 6.3(a) and Section 6.3(b), and without limiting the Partnership’s ability to incur additional Debt in compliance with such limitations, the Partnership and its Subsidiaries may also, at any time and from time to time, incur Debt that serves to refund, refinance, replace, renew, extend or defease any outstanding Debt prior to its respective maturity in a principal amount that is equal to or less than the principal amount of such outstanding Debt being refunded, refinanced, replaced, renewed, extended or defeased (“Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(i) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Debt being refunded, refinanced, replaced, renewed, extended or defeased; and

(ii) to the extent such Refinancing Indebtedness refunds, refinances, replaces, renews, extends or defeases Debt that is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Debt being refunded, refinanced, replaced, renewed, extended or defeased.

6.4 Maintenance of Properties

The Partnership will, and will cause each of its Subsidiaries to, keep all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in judgment of the Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Partnership and its Subsidiaries shall not be prevented from selling or otherwise disposing of for value their respective properties in the ordinary course of their respective businesses.

6.5 Insurance

The Partnership will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and having an A.M. Best policy holder’s rating of not less than A-V.

6.6 Payment of Taxes and Other Claims

The Partnership will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Partnership or any Subsidiary, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Partnership or any Subsidiary; provided, however, that the Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which the Partnership has set apart and maintains an adequate reserve. Neither the Trustee, nor any Agent, shall be responsible or have liability for the payment of tax, assessment, charge or levy, other than such as may be required under the normal course of the Trustee’s or Agent’s business.

ARTICLE 7

DEFAULTS AND REMEDIES

Sections 7.1, 7.2 and 7.3 hereof shall replace Sections 6.1, 6.2 and 6.7, respectively, of the Base Indenture with respect to the Notes only.

7.1 Events of Default

“Event of Default,” wherever used herein or in the Base Indenture with respect to the Notes, means any one of the following events:

(a)

default in the payment of principal of, or premium, if any, on any Note, or the Redemption Price due with respect to any Note, when they are due and payable at maturity, upon acceleration, redemption or otherwise;

(b)	default in the payment of interest on any Note when they are due and payable, and such default continues for a period of 30 days;

(c)	the Partnership or its Subsidiaries do not comply with their obligations under Article V of the Base Indenture;

(d)

the Partnership fails to tender payment for the Notes upon a Change of Control Repurchase Event when required under Section 6.2 hereof, when such payment remains unpaid 60 consecutive days after issuance of requisite notice;

(e)	the Guarantee of the REIT is not (or is claimed by the REIT not to be) in full force in effect;

(f)

the REIT, the Partnership or its Subsidiaries default in the performance of or breach any other covenant or agreement of the REIT, the Partnership or the Subsidiaries in the Indenture or under the Notes or the Guarantee, as applicable (other than a default specified in clause (a), (b), (c) or (d) above), and such default or breach continues for 90 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

(g)

there occurs with respect to any issue or issues of Debt of the REIT, the Partnership or any Significant Subsidiary of the Partnership having an outstanding principal amount in excess of $35,000,000 singly or in aggregate principal amount for all such issues of all such persons, whether such Debt now exists or shall hereafter be created,

(i)

an event of default that has caused the Holder thereof to declare such Debt to be due and payable prior to its stated maturity and such Debt has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; and/or

(ii)

the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

provided, however, that in the case of either (i) or (ii) above, if such event of default, acceleration or payment default is contested by the Partnership, a final and non-appealable judgment or order confirming the existence of the default and/or the lawfulness of the acceleration, as the case may be, shall have been entered;

(h)	any final and non-appealable judgment or order for the payment of money in excess of $35,000,000 singly or in the aggregate for all such final judgments or orders against all such persons:

(i)	shall be rendered against the REIT, the Partnership or any Significant Subsidiary of the Partnership and shall not be paid or discharged and

(ii)

there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such persons to exceed $35,000,000 during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(i)	a court of competent jurisdiction enters a decree or order for:

(i)	relief in respect of the REIT, the Partnership or any Significant Subsidiary of the Partnership in an involuntary case under any applicable Bankruptcy Law now or hereafter in effect,

(ii)

appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the REIT, the Partnership or any Significant Subsidiary of the Partnership or for all or substantially all of the property and assets of the REIT, the Partnership or any Significant Subsidiary of the Partnership or

(iii)	the winding up or liquidation of the affairs of the REIT, the Partnership or any Significant Subsidiary of the Partnership

and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(j)	the REIT, the Partnership or any Significant Subsidiary of the Partnership:

(i)	commences a voluntary case under any applicable Bankruptcy Law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law,

(ii)

consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Partnership or such Significant Subsidiary or for all or substantially all of the property and assets of the REIT, the Partnership or such Significant Subsidiary of the Partnership, or

(iii)	effects any general assignment for the benefit of its creditors.

7.2 Acceleration of Maturity; Rescission and Annulment

If an Event of Default with respect to the Notes at the time outstanding occurs and is continuing (other than an Event of Default referred to in Section 7.1(i) or (j) hereof), then in every such case the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes may, by a notice in writing to the Partnership (and to the Trustee if given by the Holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all of the Notes, and upon any such declaration such principal amount (or specified amount) and accrued and unpaid interest, if any, shall become immediately due and payable. If an Event of Default specified in Section 7.1(i) or (j) hereof shall occur, the principal amount (or specified amount) of and accrued and unpaid interest, if any, on all outstanding Notes will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of outstanding Notes.

At any time after a declaration of acceleration with respect to Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding Notes, by written notice to the Partnership and the Trustee, may rescind and annul such declaration and the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to the Notes, have been cured or waived as provided in Section 6.13 of the Base Indenture. No such rescission and annulment shall extend to or shall affect any subsequent default or Event of Default, or shall impair any right consequent thereon.

7.3 Limitation on Suits

No Holder of the Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless:

(a)	such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes;

(b)

the Holders of at least 25% in principal amount of the outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(c)

such Holder or Holders shall have offered and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee, against the costs, expenses and liabilities to be incurred in compliance with such request;

(d)	the Trustee for sixty (60) days after its receipt of such notice, request and offer of indemnity or security satisfactory to the Trustee, has failed to institute any such proceeding; and

(e)	no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of at least a majority in principal amount of the outstanding Notes.

ARTICLE 8

[RESERVED]

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Ratification of Indenture

Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

9.2 Governing Law

THIS SUPPLEMENTAL INDENTURE AND THE SECURITIES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE SUPPLEMENTAL INDENTURE OR THE SECURITIES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE AND THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

9.3 Counterparts

The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. Unless otherwise provided herein, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Supplemental Indenture, any Notes, or any other document relating or referring hereto or thereto, or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act, provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee.

9.4 Calculations in Respect of the Notes

Except as explicitly specified otherwise herein, the Partnership will be responsible for making all calculations required under the Indenture and the Notes. The Partnership will make all these calculations in good faith and, absent manifest error, the Partnership’s calculations will be final and binding on the Holders. The Partnership will provide a schedule of its calculations to the Trustee, and the Trustee is entitled to rely upon the accuracy of the Partnership’s calculations without independent verification. The Trustee will forward the Partnership’s calculations to any Holder upon written request.

9.5 Successors and Assigns

This Supplemental Indenture shall be binding upon the Partnership and the Guarantor, and their respective successors and assigns, and inure to the benefit of the respective successors and assigns of the Trustee and the Holders.

9.6 Rights of Holders Limited

Notwithstanding anything herein to the contrary, the rights of Holders with respect to this Supplemental Indenture and the Guarantee shall be limited in the manner and to the extent the rights of Holders are limited under the Indenture with respect to the Indenture and the Securities.

9.7 Rights and Duties of Trustee

The rights and duties of the Trustee shall be determined by the express provisions of the Base Indenture and, except as expressly set forth in this Supplemental Indenture, nothing in this Supplemental Indenture shall in any way modify or otherwise affect the Trustee’s rights and duties thereunder. The Trustee makes no representation or warranty, express or implied, as to the validity of this Supplemental Indenture and, except insofar as relates to the validity hereof with respect to the Trustee specifically, the Trustee shall not be liable in connection therewith. The Trustee makes no representation or warranty, express or implied, as to the accuracy or completeness of any information contained in any offering or disclosure document related to the sale of the Notes, except for such information that specifically pertains to the Trustee itself, or any information incorporated therein by reference as it relates specifically to the Trustee. If and when the Trustee shall be or become a creditor of the Partnership (or any other obligor upon the Notes), excluding any creditor relationship listed in TIA Section 311(b), the Trustee shall be subject to the provisions of the TIA regarding the collection of claims against the Partnership (or any such other obligor). If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and the Indenture.

9.8 Consequential Damages

In no event shall the Trustee be responsible or liable for special, indirect, punitive, incidental, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

9.9 Notices

Any notice or communication by the Partnership, the Guarantor or the Trustee to the other, or by a Holder of the Notes to the Partnership, the Guarantor or the Trustee, is duly given if in writing and delivered in person, sent electronically in PDF format or mailed by first-class mail:

If to the Partnership or the Guarantor:

Sotherly Hotels Inc.

306 South Henry Street

Suite 100

Williamsburg, Virginia 23185

Facsimile: (757) 229-8801

Attention: David R. Folsom, Chief Executive Officer

With a copy (which will not constitute notice) to:

Baker & McKenzie LLP

815 Connecticut Avenue, N.W.

Washington, D.C. 20006

Facsimile: (202) 452-7074

Attention: Thomas J. Egan, Jr., Esq.

If to the Trustee:

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, Connecticut 06437

Attention: Corporate Trust Department, Administrator – Sotherly Hotels LP

The Partnership, the Guarantor or the Trustee by written notice to the others may designate additional or different addresses for subsequent notices or communications.

Except as otherwise provided in the Indenture, any notice or communication to a Holder of the Notes shall be mailed by first-class mail to his address shown on the register kept by the Registrar, provided that notices given to Holders holding Notes in book-entry form may be given through the facilities of the Depository or any successor depository. Failure to mail a notice or communication to a Holder of the Notes or any defect in it shall not affect its sufficiency with respect to other Holders of the Notes or any other Series.

If a notice or communication is mailed or published in the manner provided above, within the time prescribed, it is duly given, whether or not the Securityholder receives it. If a notice or communication is delivered in person, by courier, telexed or by facsimile transmission (with confirmation of receipt) within the time prescribed, it is duly given.

9.10 Headings, etc.

The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

9.11 Conflicts

In the event of any conflict between the terms of this Supplemental Indenture and the terms of the Indenture, the terms of this Supplemental Indenture shall control.

9.12 Severability

If a court of competent jurisdiction declares any provision hereof invalid, it will be ineffective only to the extent of such invalidity, so that the remainder of the provision and Agreement will continue in full force and effect.

9.13 Entire Agreement

This Supplemental Indenture and the exhibits hereto set forth the entire agreement and understanding of the parties related to this transaction and supersedes all prior agreements and understandings, oral or written.

9.14 Trust Indenture Act Controls

If any provision of this Supplemental Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Supplemental Indenture by the TIA, such required or deemed provision shall control.

9.15 Force Majeure

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility;; it being understood that the Trustee shall use its best efforts to resume performance as soon as practicable under the circumstances.

9.16 U.S.A. Patriot Act

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.

[SIGNATURE PAGE FOLLOWS]

EXECUTION

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date first written above.

SOTHERLY HOTELS LP, as issuer of the Notes

By: Sotherly Hotels Inc., its general partner

By:
	Name:	David R. Folsom
	Title:	President and Chief Executive Officer

SOTHERLY HOTELS INC., as Guarantor

By:
	Name:	David R. Folsom
	Title:	President and Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]

Exhibit A

Form of Global Note

[see attached]

EXHIBIT A

THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.12 OF THE SUPPLEMENTAL INDENTURE (AS DEFINED BELOW), (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.12 OF THE SECOND SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK 10041) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOTHERLY HOTELS LP [●]% Senior Unsecured Notes due 2026

CUSIP No. [                ]

ISIN US[            ]

No. [ ]	$[ ]
[ ] Units

SOTHERLY HOTELS LP, a Delaware limited partnership (the “Issuer”), for value received, promises to pay to Cede & Co., or its registered assigns, the principal sum of [                ] DOLLARS or such other amount as is provided in a schedule attached hereto on [●], 2026.

Interest Payment Dates: [●], [●], [●] and [●], commencing [●], 2021.

Record Dates: [●], [●], [●] and [●].

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officer.

Dated: [                ], 20[    ]

SOTHERLY HOTELS LP, as Issuer,

By:	Sotherly Hotels Inc., its general partner

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the [●]% Senior Unsecured Notes due 2026 described in the within-mentioned Indenture.

Dated: [                ], 20[    ]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee,

By:
Authorized Signatory

[●]% Senior Unsecured Notes due 2026

This Note is one of the series designated on the face hereof as [●]% Senior Unsecured Notes due 2026 (the “Notes”), which was issued under the Supplemental Indenture (as defined below). Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1. Interest. Sotherly Hotels LP, a Delaware limited partnership (the “Issuer”), promises to pay interest on the principal amount of this Note at [●]% per annum from September [●], 2021, until maturity. The Issuer will pay interest quarterly on each Interest Payment Date, or if any such day is not a Business Day, on the next succeeding Business Day (as if it were made on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September [●], 2021. The Issuer shall pay any Defaulted Interest as provided in Section 3.6 of the Supplemental Indenture (as defined below). Interest will be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2. Method of Payment. The Issuer will pay interest on the Notes to the persons who are registered Holders at the close of business on the Record Date next preceding the Interest Payment Date, except as provided in Section 3.6 of the Supplemental Indenture (as defined below) with respect to defaulted interest. The Issuer shall pay principal, premium, if any, and interest on the Notes in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Issuer shall pay or cause the Paying Agent to pay interest on this Note by wire transfer of immediately available funds to the account of the Depository or its nominee. Until otherwise designated by the Issuer, the Issuer’s office or agency will be the Corporate Trust Office.

SECTION 3. Paying Agent and Registrar. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. Except as provided in the Indenture, the Issuer or any of its Subsidiaries may act in any such capacity.

SECTION 4. Indenture. The Issuer issued the Notes under (i) that certain Second Supplemental Indenture dated as of September [●], 2021 (“Supplemental Indenture”) by and among the Issuer, the Guarantor and the Trustee and (ii) that certain Indenture dated as of February 12, 2018 (the “Base Indenture,” and together with the Supplemental Indenture, the “Indenture”). Subject to the terms of the Indenture, the Issuer shall be entitled to issue Additional Notes pursuant to Section 3.4 of the Supplemental Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SECTION 5. Optional Redemption. At any time on or after [●], 20[●], the Issuer will be entitled at its option to redeem all or any portion of the Notes at a Redemption Price equal to 101% of the principal amount of such Notes plus any accrued and unpaid interest to, but not including, the Redemption Date (subject to the right of each Holder on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the redemption date).

SECTION 6. Notice of Redemption. Subject to Section 4.2 of the Supplemental Indenture, notice of any optional redemption of any Notes will be delivered to Holders (with a copy to the Trustee) at their addresses, as shown in the Notes register, not more than sixty (60) nor less than ten (10) days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Notes held by the holder to be redeemed. No Notes of $25 or less shall be redeemed in part. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption subject to Section 4.3 of the Supplemental Indenture.

SECTION 7. Mandatory Redemption or Sinking Fund Payment. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 8. Repurchase at Option of Holder. Upon the occurrence of a Change of Control Repurchase Event, and subject to certain conditions set forth in the Indenture, the Issuer will be required to offer to purchase all of the outstanding Notes at a purchase price equal to 102% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

SECTION 9. Denominations, Transfer Exchange. The Notes are issued in registered form without coupons in minimum denominations of $25 and integral multiples of $25 in excess thereof. The principal amount of the Notes will be reflected in units with each unit being worth $25. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer and the Registrar are not required to transfer or exchange any Note selected for redemption. Also, the Issuer and the Registrar are not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes is to be redeemed.

SECTION 10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

SECTION 11. Amendment, Supplement and Waiver. Subject to certain exceptions set forth in the Indenture, the Indenture and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes as provided in the Indenture.

SECTION 12. Defaults and Remedies. The Trustee and the Holders of the Notes will have the remedies following the occurrence and during the continuance of an Event of Default as set forth in the Indenture.

SECTION 13. Restrictive Covenants. The Indenture contains certain covenants, including as set forth in Article 6 of the Supplemental Indenture.

SECTION 14. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture, or in any of the Notes or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuer or of any successor person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Notes.

SECTION 15. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 17. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

SECTION 18. Registered Form. The Notes are in registered form within the meaning of Treasury Regulations Section 1.871-14(c)(1)(i) for U.S. federal income and withholding tax purposes.

SECTION 19. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture.

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint an agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name appears on the other side of this Note)
Signature Guarantee:	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

OPTION OF HOLDER TO ELECT PURCHASE

This undersigned Holder elects to have this Note purchased by the Issuer pursuant to Section 6.2 of the Supplemental Indenture:

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 6.2 of the Supplemental Indenture, state the amount (in minimum denominations of $25 and integral multiples of $25 in excess thereof): $

Dated:	Signed:
(Sign exactly as name appears on the other side of this Note)
Signature Guarantee:	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTES

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Physical Note, or exchanges of a part of another Global Note or Physical Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of The Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee of Note custodian

Exhibit B

Form of Notation of Guarantee

[see attached]

EXHIBIT B

NOTATION OF GUARANTEE

For value received, the Guarantor (which term includes any successor person under the Indenture (as defined below)), jointly and severally, unconditionally guarantees, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of February 12, 2018 (the “Base Indenture”) among Sotherly Hotels LP, as issuer (the “Company”), Sotherly Hotels Inc., as guarantor (the “Guarantor”) and Wilmington Trust, National Association, as trustee (the “Trustee”), as amended and supplemented by the Second Supplemental Indenture, dated as of September [●], 2021 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, if any, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantor to the Holders of the Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 5 of the Supplemental Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee. This Guarantee is subject to release as and to the extent set forth in Section 5.1 of the Supplemental Indenture and Section 12.4 of the Base Indenture. Each Holder of a Note, by accepting the same, agrees to and shall be bound by such provisions. Capitalized terms used herein and not defined are used herein as so defined in the Indenture.

[Signature page follows.]

B-1

SOTHERLY HOTELS INC.

By:
Name:
Title:

[Signature Page to Notation of Guarantee]

B-2

Exhibit C

Form of Release Request

[see attached]

FORM OF

RELEASE REQUEST

$[            ]

[            ]% SENIOR NOTES DUE 2026

[●], 2021

Wilmington Trust, National Association, as Trustee

[            ]

Attention: [            ]

[Issuer info]

Re:    Release Request

Ladies and Gentlemen:

We refer to the Supplemental Indenture, dated as of [            ], 2021 (the “Supplemental Indenture”), among you , in your capacity as the Trustee, and [            ], a [            ] corporation (the “Partnership”). Capitalized terms used herein shall have the meaning given in the Supplemental Indenture.

This written request constitutes a [Release Request] under the Supplemental Indenture. The Partnership hereby notifies you and certifies to you that the release of the $[            ] of funds from the Interest Reserve Account is permitted in accordance with Section [            ] of the Supplemental Indenture, and requests that you release such amounts in order to pay any interest due to the Holders on [payment date OR redemption date] by wire transfer or other internal bank transfer of immediate available funds to the Paying Agent at:

Bank Name: Wilmington Trust, National Association

ABA #: [            ]

Account #: [            ]

Account Name: [            ]

Attention: [            ]

The Trustee is entitled to conclusively rely on the foregoing in disbursing the funds as specified in this Release Request.

[Signature page follows]

Sotherly Hotels LP

by its General Partner, Sotherly Hotels Inc.

By:

Name:

Schedule 3.14

Reference is made to the Supplemental Indenture among Sotherly Hotels LP (the “Partnership”), Sotherly Hotels Inc. (the “Guarantor”) and Wilmington Trust, National Association (in its capacity as trustee, the “Trustee”) dated as of [___], 2021 (the “Supplemental Indenture”). Capitalized terms used herein and not defined shall have the meanings given them in the Supplemental Indenture.

1.	Designation of Authorized Persons:

1(a)

The Partnership hereby designates each of the persons listed in Part A below as its authorized person(s) (“each, an “Authorized Person”) for purposes of the Supplemental Indenture, and confirms that the title, contact information and specimen signature of each such Authorized Person as set forth in Part A are true and correct. Each Authorized Person is authorized to initiate and approve transactions of all types for the Interest Reserve Account established under the Supplemental Indenture.

1(b)

The Partnership may, at any time, amend Schedule 3.14 by signing and delivering to the Trustee an amended Appendix I to this Schedule 3.14. Any such amended Appendix I shall not be effective unless and until the Trustee acknowledges such amendment by countersigning the amended Schedule 3.14. The Trustee shall be entitled to a reasonable time to act to implement any changes on an amended Schedule 3.14.

2.	Authentication Procedures for Release Request

2(a)

The Trustee is authorized to follow and rely upon any Release Request delivered to the Trustee. The Trustee shall have no duty or obligation to verify that the person who signs the Release Request on behalf of the Partnership is, in fact, duly authorized to give instructions on behalf of the Issuer, other than to verify that the name and signature of the person signing the Release Request appears to be the same as the name and signature of an Authorized Person in Part A below. The Partnership acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting a Release Request to the Trustee, and that there may be more secure methods of transmitting a Release Request other than the method selected by the Partnership (such as, for example, in-person delivery). The Trustee shall have no responsibility or liability for any losses or damages of any nature that may arise from (i) any action taken or not taken by the Trustee in reliance on a Release Request, (ii) as a result of the Partnership’s reliance upon or use of any particular method of delivering instructions to the Trustee, including the risk of interception of such instruction and misuse by third parties or (iii) any officer or Authorized Person of the Partnership named in an incumbency certificate or Part A below prior to actual receipt by the Trustee of a more current incumbency certificate or an updated Part A and a reasonable time for the Trustee to act upon such updated or more current certificate or Part A. The Trustee shall be deemed to have acted in good faith and without negligence, gross negligence or misconduct with respect to the authentication and verification of payment orders received hereunder if the Trustee is authorized to execute such payment order under this Section 2.

2(b)

The Partnership and the Trustee hereby agree that the following security procedures shall be used to verify the authenticity of a Release Request delivered to the Trustee under the Supplemental Indenture:

(i)

The Release Request must include the name and signature of an Authorized Person of the Partnership. The Trustee will check that the name and signature of the person identified on the Release Request appears to be the same as the name and signature of an Authorized Person of the Issuer;

(ii)

The Trustee will make a telephone call to an Authorized Person of the Partnership (which Authorized Person may be the same person as the Authorized Person who signed the Release Request) at any telephone number for such Authorized Person as set forth in Part B in order to obtain oral confirmation of delivery of the Release Request; and

(iii)

If the Release Request is sent to the Trustee by email, the Trustee also shall review such email address to verify that the Release Request appears to have been emailed from an email address for an Authorized Person of the Partnership as set forth in Part A (or from an email address for a person authorized under Part C to email a Release Request to the Trustee on behalf of the Authorized Persons).

2(c)

The Partnership acknowledges and agrees that given its particular circumstances, including the nature of its business, the size, type and frequency of its instructions, transactions and files, internal procedures and systems, the alternative security procedures offered by the Trustee (e.g., in-person delivery to the Trustee) and the security procedures in general use by other customers and banks similarly situated, the security procedures set forth in this Section 2 are a commercially reasonable method of verifying the authenticity of a payment order in a Release Request.

2(d)

The Trustee is authorized to execute, and the Partnership expressly agrees to be bound by any payment order in a Release Request issued in its name (and associated funds transfer) (i) that is accepted by the Trustee in accordance with the security procedures set forth in this Section 2, whether or not authorized by the Partnership and/or (ii) that is authorized by or on behalf of the Partnership or for which the Partnership is otherwise bound under the law of agency, whether or not the security procedures set forth in this Section 2 were followed, and to debit any relevant account of the Trustee for the amount of the payment order. Any action taken by the Trustee pursuant to this paragraph prior to the Trustee’s actual receipt and acknowledgement of a notice of revocation, cancellation or amendment of a Release Request shall not be affected by such notice.

2(e)

The security procedures set forth in this Section 2 are intended to verify the authenticity of a payment order in a Release Request provided to the Trustee and are not designed to, and do not, detect errors in the transmission or content of any payment order. The Trustee is not responsible for detecting an error in a payment order, regardless of whether any party believes the error was apparent, and the Trustee is not liable for any damages arising from any failure to detect an error.

2(f)

When instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g., ABA number or account number), the Trustee, and any other banks participating in the funds transfer, may rely solely on the numerical identifier, even if it identifies a party different than the party named. The Partnership agrees to be bound by the rules of any funds transfer network used in connection with any payment order accepted by the Trustee hereunder.

2(g)

The Trustee shall not be obliged to make any payment requested in Release Request if it is unable to validate the authenticity of the request by the security procedures set forth in this Section 2. The Trustee’s inability to confirm a payment order may result in a delay or failure to act on that payment order. Notwithstanding anything else in the Supplemental Indenture, the Trustee shall not be required to treat a payment order as having been received until the Trustee has authenticated it pursuant to the security procedures in this Section 2 and shall not be liable or responsible for any losses or liability arising in connection with such delay or failure to act.

Appendix I to Schedule 3.14

Part A

Name, Title, Telephone Number, Email Address and Specimen Signature

for Person(s) designated to provide direction, including funds transfer instructions, and to otherwise act on behalf of the Issuers

Name	Title	Telephone Number	Email Address	Specimen Signature[1]

Part B

Name, Title, Telephone Number and Email Address for Person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	Email Address

[1]	To be included in execution copy.

Part C

Personal Information of Authorized Persons

Name, Date of Birth, Country of Citizenship and Country of Residence

Name	Date of Birth	Country of Citizenship	Country of Residence

Additional Email Addresses:

The following additional email addresses may also be used by the Trustee to verify the email address used to send any Release Request to the Trustee:

Email 1:

Email 2:

Email 3:

Email 4:

COMPLETE BELOW TO UPDATE APPENDIX I

The Issuer may amend this Appendix I to Schedule 3.14 by signing and delivering to the Trustee such Appendix I to Schedule 3.14. Any amendment to Appendix I to Schedule 3.14 shall be effective once signed by the Issuer and the Trustee and shall entirely supersede and replace any prior Appendix I to Schedule 3.14 to the Supplemental Indenture.

[ ], as
Issuer

By:

Name:

ACKNOWLEDGED:

Wilmington Trust, National Association (as Trustee)

By:

Name:

Title:

Internal Use Only:

☐ Updated details of Authorized Persons completed in full

☐ Signed by a representative of Partnership per relevant board resolutions/certificate of incumbency on file (if relevant).

☐ Call-back performed to Partnership to confirm authenticity of updated Appendix I:

Person Called:                          Date of Call:                          Time of Call:                          am/pm

☐ Telephone number used for call-back:                          (must be a No. already on file for Issuer)

Reviewed by (name):                          Signature:                          Date:

Annex I-1